Exhibit 4.02

FORM OF SELLER NOTE 2

October 17, 2014

FOR VALUE RECEIVED, ForceField Energy Inc., a Nevada corporation (the “Company”), hereby promises to pay to the order of Mitchell Barack, his heirs, successors and assigns (collectively, “Holder”), the principal sum of $1,075,000 (the “Principal Amount”), pursuant to the terms of this note (this “Seller Note 2”).

1. Note Issuance.  This Seller Note 2 is issued by the Company pursuant to that certain Stock Purchase Agreement (the “Agreement”), dated as of October 15, 2014, by and among the Company, Holder and ESCO Energy Services Company, a Massachusetts corporation (“ESCO”). The Holder is entitled to all of the rights provided in the Agreement and the other Transaction Documents, as if such provisions were expressly incorporated herein.  Capitalized terms used in this Seller Note 2 and not otherwise defined shall have the meanings ascribed to such terms in the Agreement.  This Seller Note 2 is issued pursuant to Section 1.2(e) of the Agreement as partial payment of the Purchase Price.

2. Payment of the Seller Note 2.  On the date that is thirty (30) days after the Closing Date (if such date is not a Business Day, then on the first Business Day after such date) (the “Maturity Date”) the Company shall pay to Holder an amount equal to $1,120,000 as payment in full of this Seller Note 2 (the “Obligations”).  Such payment shall be made to Holder in United States Dollars in immediately available funds, at the office of Holder at its address as set forth on the books and records of the Company, or such other place as Holder shall designate to the Company in writing from time to time.

3. Prepayment.  The Company may prepay all or any portion of the Obligations in whole or in part at any time and from time to time prior to the Maturity Date without any premium or penalty (provided, however, that no such prepayment shall reduce the $1,120,000 aggregate amount payable hereunder).

4. Grant of Security Interest.  Company grants to Holder a security interest in all of ESCO’s right, title and interest in and to all of its property, wherever located, whether such property or right, title or interest therein or thereto is now owned or existing or hereafter acquired or arising, including, without limitation, all of the following (collectively, the “Collateral”):

(a) All accounts and accounts receivable, including present and future rights to payment for goods, merchandise or inventory sold or leased or for services rendered, including those which are not evidenced by instruments or chattel paper, and whether or not they have been earned by performance, whether or not the same are listed on any schedules, reports or assignments furnished to Holder from time to time, whether now existing or created at any time hereafter, accounts, proceeds of any letters of credit on which Company is named as beneficiary, contract rights, chattel paper, instruments, documents, insurance proceeds, and all such obligations whatsoever owing to Company, together with all instruments and all documents of title representing any of the foregoing, all rights in any goods, merchandise or inventory that any of the same may represent, all rights in any returned or repossessed goods, merchandise and inventory, and all right, title, security and guaranties with respect to each of the foregoing, including any right of stoppage in transit, replevin and reclamation and all other rights and remedies of an unpaid vendor or lienor, and any liens held by Company as a mechanic, contractor, subcontractor, processor, materialman, machinist, manufacturer, artisan or otherwise;

(b) All equipment, machinery, tools, fittings, furniture and fixtures, and all parts and accessions relating to any of the foregoing;

(c) All inventory, general intangibles relating to or arising out of inventory, goods manufactured or acquired for sale or lease, and any piece of goods, raw materials, work in process and finished merchandise goods, incidentals, office supplies, packaging materials, and any and all items, including machinery and equipment used or consumed in the operation of the business of Company and which contribute to the finished product or to the sale, promotion and shipment thereof, in which Company now or at any time hereafter may have an interest whether or not such inventory is listed in any agreement with or reports furnished to Holder from time to time;

(d) All general intangibles, contract rights, claims and causes of action (including claims and causes of action arising in tort), tax refunds, insurance proceeds, rights to receive money or property generally, books, records (in whatever form maintained by or on behalf of Company), customer and supplier lists, ledgers, invoices, drawings, copyrights, plans, specifications, trade names, trademarks, service marks, goodwill, licenses, franchises, trade secrets, computer programs, object codes, source codes, manuals, know-how, inventions, designs, patents, patent applications, and all other intellectual property of any nature or description whatsoever;

(e) All investment property, securities (whether certificated or uncertificated), security entitlements, securities accounts, commodity contracts, commodity accounts and all other financial assets;

(f) All instruments, including all promissory notes, guarantees, liens, and all writings that evidence a right to the payment of money;

(g) All chattel paper, including all writings that evidence both a monetary obligation and a security interest in or a lease of specific goods;

(h) All deposit accounts, including any demand, time or like account with a financial institution (whether or not maintained with Holder) and the balances thereof, and all certificates of deposit;

(i) All property (other than that described in subsections (a) through (h) above) in which a security interest may now or hereafter attach or otherwise be created under the Uniform Commercial Code or other applicable law; and

(j) All additions and accessions to, replacements and substitutions for, products and proceeds of, and rents, offspring, revenues, and profits from, the property and the use or operation of the property described in subsections (a) through (i) above, whether tangible or intangible, and, to the extent not otherwise included, all payments under any insurance policy (whether or not Holder is the loss payee thereof) and under any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral.

To the extent that the Uniform Commercial Code (as hereinafter defined) does not apply to any item of the Collateral, it is the intention of the parties and this Agreement that Holder has a common law pledge or collateral assignment of such item of Collateral.  For purposes of this Seller Note 2, the term “Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State of New York or such other state as is applicable to the parties to this Seller Note 2 or the Collateral from time to time, as the same may be amended, modified, supplemented, or replaced from time to time.

5. Security for Obligations.  The grant of the security interest pursuant hereto secures the payment and performance of all of the Obligations and any other amounts payable to Holder hereunder.

6. Authorization to File Financing Statements; Further Assurances.

(a) The Company, with respect to any Collateral in which it has an interest, by this Agreement irrevocably authorizes Holder at any time and from time to time to file in any jurisdiction any initial financing statements and amendments thereto that (i) indicate the Collateral as the collateral covered thereby, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the applicable jurisdiction, (ii) describes the Collateral in generic terms such as “all assets” or similar description, and (iii) contain any other information required by Article 9 of the applicable Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement or amendment, including (A) whether Company is an organization, the type of organization and any organization identification number issued to Company and, (B) in the case of a financing statement filed as a fixture filing, a sufficient description of real property to which the Collateral relates.  Company agrees to furnish any such information to Holder promptly upon request.  Company also ratifies its authorization for Holder to have filed in any jurisdiction any like initial financing statements or amendments thereto if filed prior to the date of this Agreement.

(b) Company shall (i) execute and deliver such further agreements and instruments and take such further action as may be requested by Holder to carry out the provisions and purposes of this Agreement and the other Investment Documents and to create, preserve, and perfect the Liens of Holder in the Collateral, and (ii) with respect to any new Subsidiary of Company established with the consent of Holder after the Closing Date, promptly cause such new Subsidiary:  (A) to become a party to this Agreement, the Securities Purchase Agreement, and the Notes; and (B) take such other actions and execute and deliver such other agreements and instruments as Holder may determine are reasonably necessary or appropriate.

(c) Company will furnish to Holder from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Holder may reasonably request from time to time, all in reasonable detail.

7. Events of Default; Rights and Remedies on Default.

(a) Event of Default.  The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(i) Non-Payment of Obligations. The Company shall default in the payment of the Obligations when and as the same shall become due and payable, whether by acceleration or otherwise and such failure shall not be remedied within ten (10) calendar days of the applicable due date; or

(ii) Bankruptcy, Insolvency, etc. The Company shall:

(1) generally fail or be unable to pay, or admit in writing its inability to pay, its debts as they become due;

(2) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its property, or make a general assignment for the benefit of creditors;

(3) in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for any part of its property, and such trustee, receiver, sequestrator or other custodian shall not be discharged within thirty (30) days;

(4) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy, insolvency or comparable law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief or shall remain for sixty (60) days undismissed; or

(5) take any corporate action authorizing, or in furtherance of, any of the foregoing.

(b) Remedies.  If an Event of Default shall have occurred and be continuing, the Holder of this Seller Note 2 may:

(i) Action if Non-Payment of Obligations. If an Event of Default described in Section 7(a)(i) shall occur for any reason, and be continuing, the Holder may, upon notice to the Company, declare all or any portion of the outstanding Obligations to be due and payable, whereupon the full unpaid Obligations (or any portion thereof so demanded) shall be and become immediately due and payable, without further notice, demand, or presentment.

(ii) Action if Bankruptcy, Insolvency, etc. If any Event of Default described in Section 7(a)(ii) shall occur, the outstanding Obligations shall automatically be and become immediately due and payable, without notice or demand.

(iii) Collateral Rights. In addition to the foregoing, upon the occurrence of an Event of Default, the Holder may exercise with respect to the Collateral all of the rights and remedies (i) afforded to a secured party upon a default under the Uniform Commercial Code, or (ii) otherwise available at law or in equity.

8. Covenants.  For so long as any principal or interest under this Seller Note 2 is outstanding:

(a) Affirmative Covenants.

(i) Existence.  The Company shall maintain its existence and the existence of each of its subsidiaries.

(ii) Conduct of Business.  The Company shall, and shall cause its subsidiaries to, conduct its business only in the ordinary course and consistent with past practice and in compliance with applicable laws.

(iii)  Notice.  Upon the occurrence of an Event of Default, Company shall immediately but in any event within five (5) days provide notice and reasonably detailed description of such Event of Default to Holder.

(b) Negative Covenants.  Company shall not, without the prior written consent of Holder:

(i) Merger or Consolidation.  Merge with, or consolidate into, any other entity (other than a merger of a wholly-owned subsidiary of Company into Company), unless all principal and accrued and unpaid interest through the closing date on this Seller Note 2 is paid in full at the closing of such transaction.

(ii) Disposition of Assets.  Sell, transfer or otherwise dispose of any assets of the Company or any of its subsidiaries outside of the ordinary course of business, other than sales, whether in a single transaction or a series of related transactions, for aggregate consideration of $500,000 or less for all such transactions in any 12-month period, unless this Seller Note 2 is paid in full at the closing of such transaction or transactions.

(iii) Incurrence of Indebtedness.  Incur any Indebtedness at the Company that is not expressly subordinated in right to payment of all obligations of Company to Holder hereunder pursuant to terms and conditions that are satisfactory to Holder, in its sole discretion, provided that the restrictions contained in this Section 6.2(c) shall not apply to (i) unsecured indebtedness to any third party, (ii) indebtedness to finance the purchase of equipment by the Company, secured by purchase money liens on such equipment, not to exceed  $100,000 in the aggregate at any time or from time to time, or (iii) performance bonds issued by the Company in the ordinary course of its business, without taking into account the monetary obligation underlying any such bond.

9. Waiver of Presentment, Etc.  The Company hereby expressly waives presentment for payment, demand for payment, notice of dishonor, protest, notice of protest, notice of non-payment, and all lack of diligence or delays in collection or enforcement of this Seller Note 2.

10. Expenses.  The Company agrees to reimburse Holder for any out-of-pocket costs or expenses, including but not limited to attorneys’ fees, reasonably incurred in connection with collection or enforcement by Holder of any of its rights under this Seller Note 2, whether suit be brought or not.

11. Miscellaneous.

(a) Governing Law.

(i) This Seller Note 2 shall be governed by, and construed and enforced in accordance with, the laws of the State of New York that apply to contracts made and performed entirely in such state.

(ii) Any Action with respect to this Seller Note 2 and any matter arising out of or in connection with this Seller Note 2 shall be brought exclusively in the manner provided in the Purchase Agreement.

(b) Headings.  The Section and other headings contained in this Seller Note 2 are inserted for convenience of reference only and will not affect the meaning or interpretation of this Seller Note 2.

(c) Amendments and Waivers.

(i) Amendments.  The provisions of this Seller Note 2 may not be modified or amended except by an instrument or instruments in writing signed by Holder and the Company.

(ii) Waiver.  Holder may, only by an instrument in writing, waive compliance by the Company with any term or provision hereof on the part of the Company to be performed or complied with.  No failure or delay of Holder in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The waiver by Holder of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.  The rights and remedies of Holder hereunder are cumulative and are not exclusive of any rights or remedies that it would otherwise have hereunder.

(d) Absence of Presumption.  With regard to each and every term and condition of this Seller Note 2, the Company understands and agrees that the same has been mutually negotiated, prepared and drafted, and if at any time the Company or Holder is required to interpret or construe any such term or condition, no consideration will be given to the issue of whether the Company or Holder actually prepared, drafted or requested any term or condition of this Seller Note 2.

(e) Transaction Document.  This Seller Note 2 is a Transaction Document and accordingly is subject to the terms and provisions of the Purchase Agreement.

(f) Assignment.  This Seller Note 2 may not be assigned by Company or Holder without an express written consent to such assignment signed by the Company and the Holder.

The Company has executed and delivered this Seller Note 2 as of the date first written above.

FORCEFIELD ENERGY INC.

By:
David Natan
Chief Executive Officer

AGREED AND ACCEPTED:

Mitchell Barack